Exhibit 99.1

News Release

International Game Technology promotes Darrell Rodriguez to Chief Creative Officer

(LAS VEGAS – October 12, 2012) – International Game Technology (NYSE: IGT) CEO Patti S. Hart announced today that she has named Darrell Rodriguez to the newly created position of Chief Creative Officer, effective immediately.  Rodriguez has served as IGT’s Senior Vice President Global Game Studios since October 2010.  The alignment of the company’s creative resources under Rodriguez’s leadership demonstrates IGT’s continued commitment to delivering integrated, dynamic content and solutions for casino operators and players around the globe.

“Darrell brings an impressive history of creativity, strategic vision, and best-in-class content expertise that will continue to provide the foundation of our products and services,” said Patti Hart, CEO of IGT.  “He has provided the necessary leadership for our content development efforts and is well equipped to further our pursuit of creating and providing the most innovative game content for all of our customers and partners.”

In addition to his previous responsibilities, Rodriguez will direct IGT’s worldwide creative agenda inclusive of IGT’s third party game developers, publishers’ platform, and content creation strategy.  With over 15 years of gaming and entertainment experience spanning The Walt Disney Company, Electronic Arts, Lucas Arts and IGT, Rodriguez brings a unique understanding of how to proficiently leverage industry-leading content across all platforms in ways that will benefit all IGT stakeholders.

Separately, Chris Satchell, IGT’s CTO and EVP R&D, has announced that he will be departing the company on October 19, 2012.  “Chris has helped to drive meaningful progress with our technical strategy and product development.  We would like to thank Chris for his contributions to IGT and we wish him well in all of his future endeavors,” said Hart.

News Release

About IGT
International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232